Exhibit 10.3

September 12, 2005

EMPLOYMENT TRANSITION & RELEASE AGREEMENT

This Employment Transition and Release Agreement (“Agreement”) by and between Openwave Systems Inc. (the “Company” or “Openwave”), and Joshua Pace (“Employee”) is made on September 12, 2005, but effective as of September 30, 2005 (the “Effective Date”).

Factual Recitals

A. Employee is currently employed by the Company as the Senior Vice President and Chief Financial Officer, and Employee and the Company have mutually decided to transition Employee’s employment from the Effective Date through December 31, 2006, and then to terminate Employee’s employment with the Company effective at close of business on December 31, 2006;

B. The Company and Employee have entered into the following agreements (collectively, the “Pre-existing Agreements”) which were in force and effect just prior to entry into this Agreement:

Employment Offer Letter Agreement dated February 28, 2005 (“Employment Letter Agreement”).

Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) dated April 24, 2003 (“Confidentiality Agreement”);

Indemnification Agreement by and between the Company and Executive dated August 14, 2002 (“Indemnification Agreement”); and

Change of Control Severance Agreement dated July 27, 2004 (“Change of Control Agreement”).

C. Employee is a potential beneficiary under the Company’s Executive Severance Policy.

D. In lieu of the Company’s obligations to make any payments to Employee under the Pre-existing Agreements, the Executive Severance Policy, and any other agreement, plan, program, policy or arrangement, except as otherwise expressly set forth below, the parties have agreed to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

A. Final and ExclusiveAgreement. This Agreement supersedes the Employment Letter Agreement, the Change of Control Agreement, and all other agreements, plans, programs, policies, and arrangements relating to the terms of Employee’s employment, including the amendment or termination of such terms. Notwithstanding the foregoing, the Indemnification Agreement and the Confidentiality Agreement shall remain in full force and effect according to their terms.

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B. Resignation and Transition Period. Employee hereby resigns as the Chief Financial Officer of the Company on September 30, 2005. From October 1, 2005 through December 31, 2005 (the “Initial Transition Period”), subject to the effectiveness of Employee’s release of all claims in substantially the form attached hereto as Exhibit B (as described in Section H below) and Employee’s attendance at one or more meetings prior to October 1, 2005 at a time mutually convenient to the Company and Employee in order to address transitional administrative matters, Employee will serve as an non-officer employee-advisor to the Chief Financial Officer of the Company, with such responsibilities and duties as the Chief Executive Officer or the Chief Financial Officer of the Company shall assign. Employee will be available for up to 40 hours of work per week as needed during normal business hours (defined as 9 AM to 5 PM (Pacific Standard Time) on each Monday through Friday, excluding Company holidays) and when reasonably necessary during non-normal business hours. During the Initial Transition Period, Employee will continue to earn his full base salary at the rate of $27,500 per month (or $330,000 on an annualized basis, the “Base Salary”), paid semi-monthly in accordance with the Company’s normal payroll practices. Employee will continue to receive standard company benefits available to employees, including without limitation, health care insurance, vacation accrual, life insurance, and disability insurance. Employee shall also continue to vest in his stock options and restricted stock during the Initial Transition Period. The Parties agree that set forth at Exhibit A is an accurate summary of Employee’s outstanding options to purchase common stock of the Company and grants of shares of restricted common stock of the Company (such options and grants, the “Equity Awards”). During the Initial Transition Period, Employee will continue to be eligible to participate in the Company’s Corporate Incentive Plan (“CIP”) with a target bonus of 60% of his Base Salary. In addition, Employee will be paid that one-time bonus in the amount of one hundred fifty thousand dollars ($150,000.00) described in the Employment Letter Agreement as soon as administratively reasonable following the Effective Date of this Agreement. Employee will not be eligible to participate in the CIP or other Company bonus program during fiscal year 2006 other than as expressly described herein.

From January 1, 2006 through December 31, 2006, (the “Subsequent Transition Period”), Employee will serve as a part-time employee, with such responsibilities as the Chief Financial Officer of the Company shall reasonably assign. Employee will be available for up to 40 hours per month as may be reasonably requested by the Company. During the Subsequent Transition Period, Employee will continue to earn his Base Salary plus an incentive bonus equal to 60% of his Base Salary regardless of actual Company performance paid semi-monthly in accordance with the Company’s normal payroll practices (or a total of $22,000 per semi-monthly payroll period). Employee will receive those standard company benefits available to similarly situated part-time employees of the Company and understands that he is not likely to be eligible for group health coverage; provided, however, that Employee will not earn or accrue any additional vacation time or floating holiday time for calendar year 2006. In the event that Employee is not eligible for group health coverage, the Company shall, at Company’s expense, provide Employee and his eligible dependents with medical, dental and vision insurance benefit coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”), providing Employee timely executes and delivers all necessary COBRA Coverage election documentation which will be sent to Employee promptly after the commencement of the Subsequent Transition Period. Such Company-paid COBRA Coverage shall continue until the earlier of (1) the Subsequent Transition Period and (2) the time that Employee is no longer eligible for COBRA Coverage. Thereafter, if Employee wishes to continue COBRA Coverage and is eligible to do so, Employee will be required to pay all requisite premiums for such continued coverage. Nothing in this Agreement shall be intended to affect Employee’s rights to COBRA Coverage or any other law establishing Employee’s rights to health care continuation coverage. Employee shall also continue to vest in his Equity Awards during the Subsequent Transition Period.

September 12, 2005

Any references in this Agreement to the “Transition Period” shall refer to both the Initial Transition Period and the Subsequent Transition Period.

C. Final Date of Employment; Exit Interview. Employee’s employment with the Company will end at 5 PM (Pacific Standard Time) on December 31, 2006 (“Final Date of Employment”). On or immediately prior to Employee’s Final Date of Employment, Employee agrees to execute an effective release of claims substantially in the form attached as Exhibit C (as further described in Section H below) and the Company will pay Employee all salary, wages, bonuses, accrued but unused vacation and floating holidays, if any, commissions and any and all other cash compensation due to Employee through and including the Final Date of Employment. Employee agrees to schedule and attend an exit interview with the Company’s human resources department on or prior to December 31, 2006. Employee also agrees to return all Company equipment, and all other Company property in his possession or control at or prior to the exit interview, or in any event, if for any reason no such interview takes place, on or before the Final Date of Employment.

D. Separation Compensation. Employee’s employment during the Transition Period will continue to be on an at-will basis. If at any time during the Transition Period, Employee terminates his employment for any reason or if his employment is terminated by the Company for “Cause” (as defined below), Employee’s Equity Awards will immediately cease vesting and, upon payment of any accrued but unpaid Base Salary and paid time off, Employee will have no further rights to any payments or benefits from the Company, other than pursuant to the Indemnification Agreement or as otherwise required under applicable law. If, prior to the Final Date of Employment, Employee’s employment is terminated by the Company without Cause (such termination date, the “Separation Date”), and subject to Employee’s execution of an effective release of claims substantially in the form attached as Exhibit C and continued compliance with all of the restrictive covenants set forth or referred to in Section F below and Exhibit D hereto, the Company will provide Employee with the following:

1. From the Separation Date through December 31, 2006 (the “Severance Period”), the Company will continue to pay Employee his Base Salary in semi-monthly payments, subject to withholding for customary payroll and income taxes.

2. During the Severance Period, the Company shall, at Company’s expense, provide Employee and his eligible dependents with medical, dental and vision insurance benefit coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”), providing Employee timely executes and delivers all necessary COBRA Coverage election documentation which will be sent to Employee promptly after Employee’s Separation Date. Thereafter, if Employee wishes to continue COBRA Coverage, Employee will be required to pay all requisite premiums for such continued coverage.

3. The vesting of Employee’s unvested Equity Awards shall be accelerated such that, as of the Separation Date, Employee will be vested in that number of shares subject to the Equity Awards as he would have been had his employment with the Company continued until December 31, 2006. Employee shall have the time period set forth in the applicable stock option agreement and plan, to exercise any stock options that are vested as of the Separation Date. Employee acknowledges that generally options issued by the Company expire within ninety (90) days or three (3) months after termination of employment, which in Employee’s case shall be within ninety (90) days or three (3) months after the Separation Date. Upon their expiration, such options may no longer be exercised and automatically become void and of no further force or effect.

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If Employee shall fail to comply in all material respects with any of the restrictive covenants set forth in or referred to in Section F below and Exhibit D hereto, and if such failure shall continue for a period of 10 days following written notice to Employee from the Company of such failure, the Company shall be permitted, along with all other remedies available to the Company to correct or compensate for such a violation, to immediately cease making any further payments under this Section D, to immediately cease providing any further benefits under this Section D and to confirm that all Equity Awards shall immediately expire (with any unvested shares of the Company’s common stock subject to such Equity Awards to be returned to the Company), and to require Employee to return to the Company any amounts or benefits previously provided to him pursuant to this Section D (other than payments pursuant to the Indemnification Agreement or repayments prohibited under applicable law).

For the purposes of this Agreement, “Cause” shall mean (i) either (A) any material act of negligence or misconduct in the performance of Employee’s duties to the Company, including any violation of his obligations under Section F of, or Exhibit D to, this Agreement or (B) materially unsatisfactory performance of his duties, in each case after prior written notice specifying such act or performance has been provided to the Company to Employee, Employee has had a reasonable opportunity (of no more than 10 days) to cure if such act or performance is reasonably capable of being cured, and such act or performance has not been cured; (ii) a material and willful violation of any federal or state law which if made public would materially injure the business or reputation of the Company; (iii) willful failure or refusal to act in accordance in all material respects with any specific lawful direction or order of the Company or stated written policy of the Company; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company.

E No Further Salary or Other Payments. Employee agrees that the Company has paid all salary, wages, bonuses, commissions and any and all other cash compensation as well as any and all employee benefits due to Employee through the date of execution of this Agreement. Employee further acknowledges and agrees that the payments and benefits provided under this Agreement are in lieu of any severance payments or benefits that are or may become due and payable under the Executive Severance Benefit Policy, the Employment Letter Agreement or any other agreement or understanding, whether oral or written, with the Company. Any portion of the Equity Awards that cannot become vested under the terms of this Agreement shall be cancelled as of the Effective Date and the shares of the Company’s Common Stock subject to such Equity Awards shall be returned to the Company immediately thereon.

F. Competitive Activities; Confidentiality Agreement. As a Senior Vice President and Chief Financial Officer of the Company, Employee acknowledges and agrees that he has acquired knowledge of sensitive, material and non-public information relating to product development road maps, marketing plans, competitive plans and pricing strategies, trade secrets, and other confidential information of the Company (the “Confidential Information”). Employee acknowledges that the Confidential Information possessed by him could be disclosed or used to the material detriment of the Company were Employee to directly or indirectly be engaged in any business in Competition (as defined in Exhibit D) with the Company or its affiliates. Employee represents and warrants that all at times prior to the date on which he executes this Agreement, he has been in material compliance with all of his obligations under the Confidentiality Agreement. Employee understands that the terms of the Confidentiality Agreement, including the non-solicitation provisions thereof, shall continue in full force and effect following both the Effective Date and the Final Date of Employment, such that the Company shall continue to possess all remedies available to it, whether at law or in equity, in order to enforce Employee’s compliance with such agreement. As a condition to being entitled to any of the benefits described in Sections B and D above, Employee agrees that during the Transition Period and, if applicable, the Severance Period, he will remain in full compliance with all of his obligations under the Confidentiality Agreement and all of his obligations as set forth on Exhibit D to this Agreement.

September 12, 2005

G. Expense Reports. The Company agrees that it will pay all expenses incurred by Employee as part of his employment in accordance with the provisions of the Company’s travel and expense reimbursement policy. Employee agrees that, with respect to expenses incurred prior to the Effective Date, he shall submit all expense reports to the Company on or prior to October 31, 2005, and, with respect to all expenses incurred after the Effective Date, he shall submit all expenses on a regular basis in accordance with the Company’s applicable policies, but in no event later than December 7, 2006 for expenses incurred prior to December 1, 2006 and no later than the Final Date of Employment for expenses incurred in December 2006.

H. Release of Claims by Employee. Employee agrees that the consideration described in Sections B and D above represents consideration in addition to that to which Employee would have been entitled under the circumstances, and shall serve as consideration for settlement of all outstanding obligations owed to Employee by the Company through the Effective Date. Notwithstanding the foregoing sentence, the Company shall not be relieved of any continuing obligations under the Indemnification Agreement for acts, occurrences and omissions of Employee through the Final Date of Employment. Employee agrees that in exchange for the payments and other consideration Employee is entitled to receive pursuant to Sections B and D above, Employee shall execute a release of claims in substantially the form attached hereto as Exhibit B on or prior to the Effective Date, and in substantially the form attached hereto as Exhibit C not earlier than the Separation Date and not later than December 31, 2006 (these Exhibits together, the “Waivers”). The Parties agree that the effectiveness of both Waivers is a condition precedent to the Company’s obligation to make the payments and provide the benefits under Sections B and D of this Agreement and that if Employee fails to provide the Company with an effective Waiver when required pursuant to the terms hereof, the Company shall be entitled to immediately cease making any further payments to Employee under the Agreement, to immediately cease providing any benefits to Employee under this Agreement and to confirm that all Equity Awards shall immediately expire (with any unvested shares of the common stock of the Company subject to such Equity Awards being returned to the Company), and to require Employee to return to the Company any amounts or benefits previously provided to him under this Agreement (other than payments pursuant to the Indemnification Agreement or repayments prohibited under applicable law); provided, however, that with respect to any Waiver to be executed in connection with Employee’s Final Date of Employment, Employee may cure such failure by delivering such Waiver to the Company within 3 days of the date that he is notified in writing by the Company of such failure.

I. Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section I shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

September 12, 2005

J. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other Released Party (as defined in Exhibit B). Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other Released Party.

K. Non-Disparagement and Cooperation. Employee agrees that he will refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Company or any of the Released Parties, including but not limited to the Company’s directors, officers, employees, products and services. Employee also agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company. The Company agrees to direct each of the current members of the Company’s Board of Directors and each current named executive officer to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Employee and not to act in any manner that might disparage the reputation of the Employee. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any other Released Party or any future officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Each Party agrees to offer reasonable assistance to the other Party in connection with any claims, investigations, arbitration, or litigation that may arise, when such assistance is reasonably requested. Any assistance so provided shall be at the requestor’s expense (unless allocation of expense is otherwise allocated under the Indemnification Agreement or other relevant written agreement). Notwithstanding the foregoing provisions of this Section K, each of Employee, the Company and any of the Released Parties shall be permitted to accurately and honestly respond to or cooperate with any valid governmental, judicial or regulatory (including, without limitation, the Securities and Exchange Commission or Nasdaq) order, inquiry or request.

L. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

M. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

N. Arbitration. The parties hereto agree that, to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any claim or dispute, without reference to the rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The parties hereto hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this

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Agreement and/or relating to any arbitration in which the parties are participants. The parties shall equally share the costs and expenses of such arbitration. Each party shall pay for such party’s own costs of representation at the arbitration and any related costs and expenses incurred in the preparation for or presentation of such party’s arguments at the arbitration or in the enforcement of any decision of the arbitrator.

O. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

P. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

Q. Severability. The Parties intend that the covenants, agreements, representations and warranties (collectively “Covenants”) contained in the provisions of this Agreement (including the Exhibits hereto) shall be deemed to be a series of separate Covenants. If, in any proceeding, a court or arbitrator shall refuse to enforce all of the separate Covenants deemed included in the provisions of this Agreement, then such unenforceable Covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate Covenants to be enforced in such proceeding. If any one or more of the Covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, subject, or for any other reason, the Parties request that will be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the Parties to the greatest possible extent. If any provision of this Agreement is for any reason not described in the preceding sentence held to be unenforceable, it will be construed and interpreted in such a fashion so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the Parties to the greatest possible extent.

R. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation from the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement and any agreements documenting the terms of an outstanding stock option or restricted stock award granted to Employee by the Company. The Parties understand and agree that this Agreement will be null and void and the Company will have no further obligations to Employee hereunder if Employee does not enter into a valid and binding release in substantially the form attached hereto as Exhibit B on or before September 30, 2005.

S. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Administrative Officer or other authorized officer of the Company.

T. Governing Law. This Agreement shall be governed by the internal laws of the State of California.

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U. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

V. Voluntary Execution of Agreement. This Agreement is executed voluntarily by each Party and without any duress or undue influence on the part of the other Party or any third person, with the intent by each Party to enjoy that Party’s benefits and discharge that Party’s obligations as set forth under this Agreement, and further, on the part of Employee, with the full intent of releasing all Claims for himself and on behalf of Employee’s Affiliates. The Parties acknowledge that:

1. They have read this Agreement;

2. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

3. They understand the terms and consequences of this Agreement and of the releases it contains;

4. They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Employee:

Dated: September 12, 2005	/s/ Joshua Pace
Joshua Pace

OPENWAVE SYSTEMS INC.

Dated: September 12, 2005	By:	/s/ David Peterschmidt
	Name:	David Peterschmidt
	Title:	Chief Executive Officer